Core-Mark Announces Fourth Quarter and Full Year 2014 Financial Results

•	Record Annual Sales of $10.3 Billion and Diluted EPS of $1.83

•	Record Adjusted EBITDA of $122.7 Million for the Year, a 12.1% Increase

•	Food Sales Increased 7.2% for the Quarter, Total Non-cigarette Sales Increased 5.6%

•	Expect Sales of $10.7 to $11.0 Billion & Adjusted EBITDA of $125 to $129 Million in 2015

•	Announced $0.13 Dividend Payable March 26, 2015

South San Francisco, California - March 2, 2015 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2014.

“Core-Mark had another good year in 2014. We have been able to accelerate our earnings by executing on the fundamentals and by leveraging some significant opportunities in the market place. Our non-cigarette comparable same store sales increased in the fourth quarter by 5.5% which was a very encouraging metric to end the year,” said Thomas B. Perkins, President and Chief Executive Officer. “We have seen healthy organic growth driven by the success of our core strategies and are looking forward to 2015.”

Fourth Quarter Results

Net sales increased 4.7% to $2.6 billion for the fourth quarter of 2014 compared to $2.5 billion for the same period in 2013. Excluding the impact of foreign currency fluctuations, net sales increased 5.8%. Non-cigarette sales grew 5.6% while cigarette sales increased 4.3%. Non-cigarette sales were driven primarily by increases in sales to our existing customers through the successful implementation of our core marketing strategies. The increase in cigarette sales was due mostly to manufacturer’s price increases and a modest increase in cartons sold.

Gross profit increased 7.9% to $154.6 million during the fourth quarter 2014 compared to $143.3 million for the same period in 2013. Remaining gross profit increased 5.0% to $146.1 million. Non-cigarette remaining gross profit increased 6.5% compared to the same quarter last year while cigarette remaining gross profit increased 1.5%. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2014	2013	% Change

Gross profit	$154.6	$143.3	7.9%
Cigarette inventory holding gains	(4.2)	(4.1)
Candy inventory holding gains	(0.8)	—
OTP tax items	(6.2)	—
LIFO expense (income)	2.7	(0.1)
Remaining gross profit	$146.1	$139.1	5.0%

The Company’s operating expenses for the fourth quarter of 2014 were $131.6 million compared to $119.5 million for the same quarter of 2013. As a percentage of sales, operating expenses increased about 20 basis points. This increase was due in part to a shift in sales to non-cigarette categories which have lower selling price points than cigarettes. Further, the addition of the new Ohio Division, a $1.7 million increase in employee incentive expense, $1.2 million of settlement and related legal costs, as well as increases in healthcare and professional fees associated with the OTP items, impacted fourth quarter operating expenses.

Net income for the fourth quarter of 2014 was $14.6 million compared to $15.0 million for the same period in 2013. LIFO expense, before tax effect, was $2.8 million higher in Q4 this year versus 2013 driving net income lower. Excluding LIFO expense, net income increased 9.4%. Adjusted EBITDA increased 15.3% to $36.1 million in the fourth quarter compared to $31.3 million in the fourth quarter of 2013. The components of adjusted EBITDA are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2014	2013	% Change

Net income	$14.6	$15.0	(2.7%)
Interest expense, net (1)	0.4	0.5
Provision for income taxes	7.9	8.2
Depreciation & amortization	8.6	7.0
LIFO expense (income)	2.7	(0.1)
Stock-based compensation expense	1.8	0.6
Foreign currency transaction losses, net	0.1	0.1
Adjusted EBITDA	$36.1	$31.3	15.3%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $0.62 for the fourth quarter of 2014 compared to $0.65 for the fourth quarter of 2013. Excluding LIFO expenses, diluted earnings per-share were $0.69 in this quarter compared to $0.65 for the fourth quarter of 2013, a 6.2% increase. In addition, per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

2014 Full Year Results

Net sales were $10.3 billion for 2014 compared to $9.8 billion for 2013, a 5.2% increase. Excluding the impact of foreign currency fluctuations, net sales increased 6.2%. Non-cigarette sales increased 6.8% over the prior year benefiting from market share gains and the execution of our core strategies. Cigarette sales increased 4.5% driven by cigarette price increases and market share gains.

Gross profit increased 6.8% to $573.7 million in 2014 compared to $537.1 million the previous year. Gross profit includes a large candy holding gain and a significant OTP tax refund. Remaining gross profit was $567.3 million in 2014 compared to $536.8 million in 2013, a 5.7% increase. Non-cigarette remaining gross profit grew 8.0% or 13 basis points as a percentage of sales, driven by sales growth in our Food category and the shift towards higher margin categories. Excluding the compressing effect of two large customers won in the second half of 2013, non-cigarette remaining gross profit increased 20 basis points. The following table reconciles the components of gross profit.

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the twelve Months Ended December 31,
	2014	2013	% Change

Gross profit	$573.7	$537.1	6.8%
Cigarette inventory holding gains	(8.2)	(9.0)
Candy inventory holding gains	(6.0)	—
OTP tax refunds	(8.5)	—
LIFO expense	16.3	8.7
Remaining gross profit	$567.3	$536.8	5.7%

The Company’s operating expenses for 2014 increased 8.0% to $505.4 million compared to $468.1 million for 2013. Operating expenses as a percentage of sales increased 13 basis points, of which approximately 14 basis points were related to a shift in sales to non-cigarette categories which have lower selling price points than cigarettes. In addition, higher employee incentives and healthcare costs increased operating costs as a percent of sales by seven basis points.

Net income in 2014 was $42.7 million compared to $41.6 million for the same period in 2013. LIFO expense, before tax effect, was $7.6 million higher in 2014 compared to last year, driving net income lower. Excluding LIFO expense, net income increased over 11%. Adjusted EBITDA increased 12.1% from $109.5 million in 2013 to $122.7 million this year, the components of which are provided in the table below.

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the twelve Months Ended December 31,
	2014	2013	% Change

Net income	$42.7	$41.6	2.6%
Interest expense, net (1)	1.8	2.2
Provision for income taxes	23.7	24.4
Depreciation & amortization	32.0	27.2
LIFO expense	16.3	8.7
Stock-based compensation expense	6.1	4.6
Foreign currency transaction losses, net	0.1	0.8
Adjusted EBITDA	$122.7	$109.5	12.1%

Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share were $1.83 for 2014 compared to $1.79 last year, an increase of 2.2%. Excluding LIFO expense, diluted earnings per-share were $2.26 in 2014 compared to $2.02 in 2013, an 11.9% increase. These per-share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

Dividend

Core Mark also announced today its Board of Directors has approved a $0.13 cash dividend per common share. The dividend is payable on March 26, 2015 to stockholders of record as of the close of business on March 12, 2015.

Guidance for 2015

The Company expects annual net sales in 2015 to be between $10.7 billion and $11.0 billion.  This expected growth in sales is driven largely by continued market share gains as it assumes no new acquisitions or large customer wins, other than the Karrys acquisition announced today.

Adjusted EBITDA for 2015 is expected to be between $125 million and $129 million. Diluted earnings per-share for the full year are expected to be between $1.84 and $1.91, which assumes $16 million of estimated LIFO expense. Our diluted per-share estimates, excluding LIFO expense, are between $2.26 and $2.33.  EPS estimates assume a 38% tax rate and 23.4 million fully diluted shares outstanding.  These projections assume that the 2014 candy holding gain of $6.0 million and the $7.5 million of OTP tax items, net of related expenses, do not recur, representing approximately $0.36 per diluted share.

Capital expenditures for 2015 are expected to be approximately $35 million, which will be utilized for expansion projects and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Monday, March 2, 2015 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 38895909. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted earnings per share excluding LIFO expense, adjusted EBITDA, and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful period to period evaluation. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2015 net sales, adjusted EBITDA, diluted earnings per share, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, challenging economic conditions; our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability claims and manufacturer recalls of products; unexpected outcomes in legal proceedings; our ability to achieve the expected benefits of implementation of marketing initiatives; failure or disruptions of our information technology systems; our dependence on our senior management; shortages of qualified labor; attempts by unions to organize our employees; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; competition from sales of illicit and other low priced sales of cigarettes; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; changes to accounting rules or regulations; compliance with governmental regulations; and earthquake and natural disaster damage. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to over 35,000 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$14.4	$11.0
Restricted cash	13.0	12.1
Accounts receivable, net of allowance for doubtful accounts of $10.8 and $9.4
at December 31, 2014 and December 31, 2013, respectively	245.3	235.4
Other receivables, net	61.5	59.0
Inventories, net	417.8	389.2
Deposits and prepayments	43.7	53.0
Deferred income taxes	8.4	5.4
Total current assets	804.1	765.1
Property and equipment, net	148.9	114.9
Goodwill	22.9	22.9
Other intangible assets, net	22.6	20.8
Other non-current assets, net	31.1	33.1
Total assets	$1,029.6	$956.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$128.4	$109.3
Book overdrafts	29.1	22.9
Cigarette and tobacco taxes payable	187.3	182.5
Accrued liabilities	93.4	88.1
Deferred income taxes	0.3	3.1
Total current liabilities	438.5	405.9
Long-term debt	68.2	57.6
Deferred income taxes	16.2	13.4
Other long-term liabilities	11.9	12.5
Claims liabilities	27.5	28.2
Pension liabilities	6.0	5.2
Total liabilities	568.3	522.8
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value (50,000,000 shares authorized, 25,847,269 and
25,614,030 shares issued; 23,080,110 and 23,036,622 shares outstanding at
December 31, 2014 and December 31, 2013, respectively)	0.3	0.3
Additional paid-in capital	263.8	254.5
Treasury stock at cost (2,767,159 and 2,577,408 shares of common stock at
December 31, 2014 and December 31, 2013, respectively)	(52.6)	(44.6)
Retained earnings	261.4	229.5
Accumulated other comprehensive loss	(11.6)	(5.7)
Total stockholders’ equity	461.3	434.0
Total liabilities and stockholders’ equity	$1,029.6	$956.8

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net sales	$2,608.6	$2,491.3	$10,280.1	$9,767.6
Cost of goods sold	2,454.0	2,348.0	9,706.4	9,230.5
Gross profit	154.6	143.3	573.7	537.1
Warehousing and distribution expenses	81.5	77.2	318.4	297.1
Selling, general and administrative expenses	49.5	41.6	184.4	168.3
Amortization of intangible assets	0.6	0.7	2.6	2.7
Total operating expenses	131.6	119.5	505.4	468.1
Income from operations	23.0	23.8	68.3	69.0
Interest expense	(0.6)	(0.6)	(2.4)	(2.7)
Interest income	0.2	0.1	0.6	0.5
Foreign currency transaction losses, net	(0.1)	(0.1)	(0.1)	(0.8)
Income before income taxes	22.5	23.2	66.4	66.0
Provision for income taxes	(7.9)	(8.2)	(23.7)	(24.4)
Net income	$14.6	$15.0	$42.7	$41.6
Basic net income per common share (1)(2)	$0.63	$0.65	$1.85	$1.81
Diluted net income per common share (1)(2)	$0.62	$0.65	$1.83	$1.79
Basic weighted-average shares (2)	23.1	23.0	23.1	23.0
Diluted weighted-average shares (2)	23.4	23.2	23.3	23.2

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.
(2) Shares and per share disclosures for all periods presented have been adjusted to reflect the two-for-one stock split in the form of a dividend effective June 27, 2014.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Twelve Months Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net income	$42.7	$41.6
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	16.0	8.7
Amortization of debt issuance costs	0.3	0.4
Stock-based compensation expense	6.1	4.6
Bad debt expense, net	2.2	1.1
Depreciation and amortization	32.0	27.2
Foreign currency transaction loss, net	0.1	0.8
Deferred income taxes	(3.0)	5.0
Curtailment gain	—	(0.9)
Changes in operating assets and liabilities:
Accounts receivable, net	(13.8)	(9.6)
Other receivables, net	(3.0)	(5.6)
Inventories, net	(50.6)	(35.4)
Deposits, prepayments and other non-current assets	5.7	(16.5)
Excess tax deductions associated with stock-based compensation	(2.8)	(2.1)
Accounts payable	20.6	16.0
Cigarette and tobacco taxes payable	9.1	19.9
Pension, claims, accrued and other long-term liabilities	4.9	3.9
Net cash provided by operating activities	66.5	59.1
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(1.0)	(3.6)
Change in restricted cash	(0.9)	(2.0)
Additions to property and equipment, net	(53.9)	(18.0)
Capitalization of software and related development costs	(5.3)	(0.4)
Net cash used in investing activities	(61.1)	(24.0)
Cash flows from financing activities:
Borrowings (repayments) under revolving credit facility, net	9.6	(27.3)
Dividends paid	(10.7)	(7.1)
Payments on capital leases	(1.7)	(1.0)
Repurchases of common stock	(8.0)	(7.2)
Proceeds from exercise of common stock options	2.1	2.4
Tax withholdings related to net share settlements of restricted stock units	(1.7)	(3.6)
Excess tax deductions associated with stock-based compensation	2.8	2.1
Increase (decrease) in book overdrafts	6.2	(1.8)
Net cash used in financing activities	(1.4)	(43.5)
Effects of changes in foreign exchange rates	(0.6)	0.3
Change in cash and cash equivalents	3.4	(8.1)
Cash and cash equivalents, beginning of period	11.0	19.1
Cash and cash equivalents, end of period	$14.4	$11.0
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net	$22.0	$19.5
Interest paid	$1.1	$1.5
Unpaid property and equipment purchases included in accrued liabilities	$1.4	$1.9
Non-cash capital lease obligations incurred	$4.7	$1.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014 (a)(b)(c)	2013 (a)(b)(c)	% Change	2014 (a)(b)(c)	2013 (a)(b)(c)	% Change
Net income	$14.6	$15.0	(2.7%)	$42.7	$41.6	2.6%
Diluted shares	23.4	23.2		23.3	23.2
Diluted EPS	$0.62	$0.65	(4.6%)	$1.83	$1.79	2.2%
LIFO expense	0.07	—		0.43	0.23
Diluted EPS excluding LIFO expense	$0.69	$0.65	6.2%	$2.26	$2.02	11.9%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	(0.11)	(0.11)		(0.22)	(0.24)
Candy inventory holding gains (2)	(0.02)	—		(0.16)	—
Net OTP tax items (3)	(0.14)	—		(0.20)	—
Business expansion and integration costs (4)	0.01	0.03		0.04	0.08
Product liability settlement (5)	0.03	—		0.04	—
Tax items (6)	(0.01)	(0.02)		(0.08)	(0.04)

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) Shares and per share disclosures for all periods presented have been adjusted to reflect the two-for-one stock split in the form of a dividend effective June 27, 2014.
(c) The per share impacts of the above items were calculated using a normal tax rate of approximately 38.4% for the three and twelve months ended December 31, 2014 and 38.6% for the same periods in 2013.

(1) Cigarette inventory holding gains
In recent years, cigarette manufacturers have raised prices to offset declines in carton sales. We earn higher gross profits on cigarette inventory and excise tax stamp quantities on hand at the time manufacturers increase their prices or when states, localities or provinces increase their excise taxes and allow us to recognize inventory holding gains. Cigarette inventory holding gains were $4.2 million and $4.1 million for the three months ended December 31, 2014 and 2013, respectively. For the twelve months ended December 31, 2014 and 2013, cigarette inventory holding gains were $8.2 million and $9.0 million, respectively.

(2) Candy inventory holding gains
Manufacturers of confectionary products raise prices periodically. Similar to cigarettes, we earn higher gross profits on inventory quantities on hand at the time manufacturers increase their prices. Candy inventory holding gains were $0.8 million and $6.0 million for the three and twelve months ended December 31, 2014, respectively.

(3) Net OTP tax items
During the three months ended December 31, 2014 we recognized OTP tax refunds of $6.0 million, net of fees, related to prior years’ taxes, offset by an OTP tax assessment of $0.5 million. During the twelve months ended December 31, 2014 we recognized OTP tax refunds of $8.0 million, net of fees, related to prior years’ taxes, offset by an OTP tax assessment of $0.5 million.

(4) Business expansion and integration costs
During the three months ended December 31, 2014 and 2013 we incurred approximately $0.6 million and $1.2 million, respectively, in business expansion and integration expenses. During the twelve months ended December 31, 2014 and 2013 we incurred approximately $1.4 million and $2.8 million, respectively, in business expansion and integration expenses.

(5) Product liability settlement
During the three and twelve months ended December 31, 2014, we recognized expenses of $1.2 million and $1.5 million, respectively, for a probable product liability settlement and related legal expenses.

(6) Tax items
The provision for income taxes for the three months ended December 31, 2014 and 2013 included a net benefit of $0.2 million and $0.5 million, respectively, related primarily to the expiration of the statute of limitations for uncertain tax positions and adjustments of prior years' estimates. The provision for income taxes for the twelve months ended December 31, 2014 and 2013 included a net benefit of $1.8 million and $0.9 million, respectively, related primarily to the expiration of the statute of limitations for uncertain tax positions and adjustments of prior years' estimates.